SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2004

ADVANCED MARKETING SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16002 (Commission File Number)	95-3768341 (I.R.S. Employer Identification No.)

5880 Oberlin Drive San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 457-2500

N/A
(Former name or former address, if changed since last report)

Item 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

     On April 29, 2004, Advanced Marketing Services, Inc., a Delaware corporation, announced that it entered into a new revolving credit facility with Wells Fargo Foothill, Inc. (“Wells Fargo Foothill”). The new credit secured facility is available until April 30, 2009, and allows us revolving borrowings up to a maximum of $60 million. The borrowing availability is based principally on the amount of our eligible accounts receivable. The interest rate is either Wells Fargo’s “prime rate” plus up to 1% or LIBOR plus up to 1.75%, in each case depending on the Company’s earnings (before interest, taxes, depreciation and amortization and subject to other adjustments). The credit facility is secured by liens on substantially all of our assets, including our intellectual property, and a pledge of the stock of certain of our subsidiaries. The credit facility contains certain financial covenants and contains certain other covenants, including limitations on liens, fundamental changes in business, certain restricted payments, certain changes of control, capital expenditures, transactions with affiliates and covenants related to the previously announced restatement of our financial statements. The new credit facility prohibits the payment of cash dividends on our stock. Approximately $33.0 million of the proceeds from the new credit facility was used to repay our prior credit facility, and remaining amounts will be used for general corporate purposes. As of April 30, 2004, we had $33.0 million outstanding on the new facility and approximately $17.0 million in cash on hand.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

     (c) EXHIBITS.

Exhibit No.	Description
99.1	Press Release of Advanced Marketing Services, Inc. issued April 29, 2004.

99.2	Loan and Security Agreement, by and among Advanced Marketing Services, Inc. and each of its subsidiaries that are signatories thereto, as Borrowers, the Lenders that are signatories thereto, as the Lenders, and Wells Fargo Foothill, Inc., as the Arranger and Administrative Agent, dated as of April 27, 2004. Schedules and exhibits to this Loan and Security Agreement have not been included herewith, but will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MARKETING SERVICES, INC.

Date:April 30, 2004	By:	/s/ BRUCE C. MYERS
Bruce C. Myers Executive Vice President and Chief Financial Officer